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Exhibit 99.3

PRESS RELEASE                                           Source: Microislet, Inc.

MICROISLET RECEIVES $2 MILLION CAPITAL INFUSION FROM CHAIRMAN

SAN DIEGO, JANUARY 16, 2007 - MicroIslet, Inc. (Amex: MII - News), a biotechnology company engaged in the development and commercialization of patented technologies in transplantation therapy for people with insulin-dependent diabetes, today announced that the Chairman of its Board of Directors, John J. Hagenbuch, has agreed to lend the Company $2 million in cash.

The loan takes the form of a one-year unsecured subordinated promissory note which the Company will be able to prepay anytime without penalty. Simple interest at the prime rate as published in the Wall Street Journal from time to time is due at maturity. In addition to the repayment terms, Mr. Hagenbuch will receive a 10-year warrant allowing purchase for cash of up to 500,000 shares of the Company's stock at an exercise price of $1.00 per share. Exercise of the warrant is subject to American Stock Exchange approval, and if required by the American Stock Exchange, shareholder approval.

"Not every Chairman of the Board would manifest his confidence in a company in this extraordinary way," commented James R. Gavin III, M.D., Ph.D., President and Chief Executive Officer of MicroIslet. "All of us at MicroIslet are pleased and grateful to learn of Jay Hagenbuch's decision as we prepare to file our first IND application and enter clinical trials." The Company currently plans to file an Investigational New Drug (IND) application for its microencapsulated insulin-producing islet transplantation therapeutic approach to treat Type 1 (insulin-dependent) diabetes in the third quarter of 2007.

Mr. Hagenbuch, whose beneficial ownership of MicroIslet common stock amounts to approximately 8.5% excluding the new warrant, commented, "This loan will help MicroIslet address our short-term cash needs and provides a positive and tangible indication of my support for Jim Gavin and the rest of our team."

ABOUT MICROISLET

MicroIslet is a biotechnology company engaged in the development, and commercialization of patented technologies in the field of transplantation therapy for people with insulin-dependent diabetes. MicroIslet's islet transplantation technology, including patented technology exclusively licensed from Duke University, includes methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet is working to develop and commercialize a first product, called MicroIslet-H(TM), a microencapsulated human islet cell suspension that will be used for transplantation in patients with insulin-dependent diabetes. MicroIslet is also working to develop and commercialize a second product, MicroIslet-P(TM), a microencapsulated porcine islet cell suspension for transplantation in patients with insulin-dependent diabetes, which if successful, will address the inherently limited supply of human islets. Additional information about MicroIslet can be found at WWW.MICROISLET.COM.

Except for the historical information contained herein, the matters set forth in this press release, including the timing of the filing of an IND application and the commencement of human clinical trials, the expectation of development of new therapeutic products and the impact of MicroIslet's products on diabetes patients, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including MicroIslet's ability to continue as a going concern, the risks and uncertainties inherent in

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medical treatment discovery, development and commercialization, the risks and uncertainties associated with MicroIslet's early stage allotransplantation and xenotransplantation technologies, the risks and uncertainties of governmental approvals and regulation, dependence on the Mayo Foundation for Medical Education and Research as a sole source supplier of animal parts for pre-clinical and clinical studies, MicroIslet's need to raise substantial additional capital to complete all of the steps prior to the IND submission, commence human clinical trials and ultimately proceed through such trials and bring any product to market, MicroIslet's historical reliance on capital contributed by related parties, none of whom are obligated to continue to provide funding, the risks that MicroIslet's competitors will develop or market technologies or products that are more effective or commercially attractive than MicroIslet's products, and other risks detailed from time to time in MicroIslet's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. MicroIslet disclaims any intent or obligation to update these forward-looking statements. [GRAPHIC OMITTED]

For more information, please visit our Web site at WWW.MICROISLET.COM.
    For further information, contact:

    Kevin A. Hainley, MicroIslet Inc.
    858-657-0287

    Sean Collins, Senior Partner
    CCG Investor Relations & Strategic Communications
    310-231-8600 ext. 202

Source: MicroIslet, Inc.


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